CHANGE OF CONTROL AGREEMENT

     THIS AGREEMENT made this 22nd day of December, 1994, between Laurentian Capital Corporation (the "Company") and Bernhard M. Koch, presently Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company ("Executive").

     WHEREAS, the Company recognizes that Executive's contribution to the growth and success of the Company has been substantial and desires to assure the Company of Executive's continued employment; and

     WHEREAS, in this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly-held corporations and their subsidiaries, the possibility of a change in control may exist and that such possibility and the uncertainty which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to his assigned duties without


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distractions arising from the possibility of a change in control of the
Company; and

     WHEREAS, in order to take such steps with respect to Executive and to induce Executive to remain in the employ of the Company, the Company has agreed that Executive shall receive certain severance payments as set forth below in the event his employment with the Company is terminated subsequent to a change in control of the Company, on the terms and under the circumstances described below.

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

     1.    OPERATION OF AGREEMENT

           This Agreement shall be effective immediately upon its execution by the parties, but, anything in this Agreement to the contrary notwithstanding, shall become operative only upon a "Change in Control of the Company" as defined in Section 2 hereof.

     2.    CHANGE IN CONTROL OF THE COMPANY

           (a) For purposes of this Agreement, a "Change in Control of the Company" or "Change of Control" shall be deemed to have occurred upon the occurrence of any of the following:


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               (i) any  "person"  (as defined in Sections  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) who is not a "Current Controlling Person of the Company," as defined below, hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the Company (any person who is currently the beneficial owner of 50% or more of the combined voting power of the Company's outstanding securities, and any person currently controlled by or under common control with any such person, being referred to herein as a "Current Controlling Person of the Company"); or

               (ii) there shall be elected to the Board of Laurentian Capital Corporation directors constituting a majority of such Board who are not elected or nominated for election to such Board by (x) the current directors or a Current Controlling Person of the Company or (y) directors who (or whose predecessors on such Board) were ultimately nominated or elected by the current directors or a Current Controlling Person of the Company; or

               (iii) the shareholders of Laurentian Capital Corporation approve a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of Laurentian Capital Corporation outstanding immediately prior thereto continuing to represent


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(either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Laurentian Capital Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

               (iv) the shareholders of Laurentian Capital Corporation approve a plan of complete liquidation of Laurentian Capital Corporation or an agreement for the sale or disposition by Laurentian Capital Corporation of all or substantially all of the Laurentian Capital Corporation's assets.

          (b) Anything in this Agreement to the contrary notwithstanding, if an event described in Section 2(a) occurs (a "Change of Control Event") and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control Event occurs, and if it is reasonably demonstrated by the Executive that such termination of employment
(i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control Event or (ii) otherwise arose in connection with or anticipation of the Change of Control Event, then for all purposes of this Agreement a Change of Control shall be deemed to have occurred on the date immediately prior to the date of such termination of employment.


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     3.    SEVERANCE PAYMENT ON TERMINATION OF EMPLOYMENT

           (a) If, within the twenty-four (24) month period subsequent to a Change of Control (the "Post-Change Period"), the Executive's employment by the Company shall be terminated: (i) by the Company (other than for Cause, as defined in Section 5, or for Retirement, as defined in Section 4); or (ii) by Executive for Good Reason, as defined in Section 6; the Company shall pay Executive a severance payment (the "Total Severance Amount") determined in accordance with Section 3(b).

           (b) The Total Severance Amount shall be an amount equal to two
(2) times the sum of an amount equal to the Executive's (i) annual base salary (calculated as of the time of termination of employment) paid by the Company and
(ii) an amount equal to such annual base salary multiplied by the Executive's average percentage annual bonus paid or payable with respect to the preceding three (3) years (expressed as a percentage of annual base salary).

           (c) Executive may opt to continue to participate, with the expense thereof borne by the Company, at levels not less than those existing on the day before the Change of Control or the Termination Date, at Executive's election, in the Company's life, disability, accident and health plans for a period of two (2) years from the Termination Date, by giving written notice to the Company

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of such election within thirty (30) days of the Termination Date.

           (d) Except with respect to payments provided for under Section
3(b) above, the payment of the amounts provided for herein shall not affect the obligations of the Company or its successors, under any plan, other agreement or arrangement pursuant to which Executive is entitled to any retirement, pension, stock or insurance benefits, or payments or welfare contributions applicable to retired management employees of the Company, generally.

           (e) Notwithstanding any other provision of this Agreement, in the event that the Executive becomes entitled to payments under this Agreement and if any of the Total Payments ("Total Payments" being the total amount payable to the Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any of its subsidiaries) are subject to the excise tax imposed under section 4999 ("Excise Tax") of the Internal Revenue Code, the Company shall pay to the Executive an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state, or local income tax and any Excise Tax upon the Gross-up Payment, shall be equal to the Total Payments.


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     4.    TERMINATION UPON RETIREMENT

           Termination by the Company or by Executive of Executive's employment by reason of "Retirement" shall mean termination on or after Executive's "normal retirement date", as defined in the Company's Retirement Plan as of the date hereof, or in accordance with any retirement arrangement established with Executive's consent with respect to the Executive.

     5.    TERMINATION FOR CAUSE

           Termination by the Company of Executive's employment for "Cause" shall mean termination upon: (a) the willful failure by Executive to substantially perform his duties with the Company (other than any such failure resulting in termination by Executive for Good Reason); or (b) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) Executive's conviction of a felony or conviction of a misdemeanor which impairs Executive's ability substantially to perform his duties with the Company.

     6.    TERMINATION BY EXECUTIVE FOR GOOD REASON

           Executive shall be deemed for the purposes of this Agreement to have terminated his employment for "Good Reason" if he terminates his employment after the occurrence (other than such as may be isolated, unsubstantial and inadvertent on the Company's part and which is remedied promptly by the Company after receipt of notice from Executive), without Executive's express written consent


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and after a Change in Control of the Company, of any one or more of the following:

           (a) the assignment to Executive of duties which are substantially inconsistent with his duties, responsibilities and status (including offices, titles and reporting requirements) or a substantial reduction or alteration in the nature or status of Executive's responsibilities from the most significant of those in effect during the six-month period immediately preceding the Change of Control;

           (b) a reduction by the Company in Executive's total compensation (including, without limitation, salary, bonus, benefits and any perquisite allowance) as in effect on the date hereof, or as the same shall be increased from time to time, by more than 20%;

           (c) the failure by the Company to continue Executive's participation in any of the Company's employee benefit, incentive, fringe benefit (including vacation), expense reimbursement or office support and personal staff policies, plans, practices or arrangements, including, but not limited to, those plans, policies and arrangements maintained solely for the benefit of key management personnel, in which Executive participates, on substantially the same basis as those provided generally from time


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to time after the Change of Control to other peer executives of the Company and its affiliated companies; or

           (d) the failure of any successor to the Company to assume or otherwise be bound to perform the Company's obligations under this Agreement.

     7.    LEGAL FEES AND EXPENSES

           The Company shall pay any reasonable legal fees and expenses incurred by Executive as a result of termination of employment as provided hereunder (including all such fees and expenses, if any, in contesting any action of the Company) in seeking to enforce any right or benefit provided by this Agreement; or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided hereunder.

     8.    MITIGATION; DISPUTES

           (a) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date, or otherwise.


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           (b) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

           (c) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6 as though such termination were by the Company without Cause, or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not be entitled.


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     9.    TERMINATION DATE

           Termination Date shall mean the date of Executive's termination as set forth in a notice from the Company to the Executive or the Executive to the Company.

     10.   SUCCESSORS; BINDING AGREEMENT

           This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

     11.   NOTICES

           Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing to the Company or, in the case of the Company, at its principal executive offices.

     12.   PRIOR AGREEMENTS

           This Agreement terminates and supersedes all prior agreements between the Company and the Executive relating to Change


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of Control, including without limitation that certain Change of Control
Agreement made by the Company and the Executive dated December 13, 1993.

     13.   MISCELLANEOUS

           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board.

     14.   VALIDITY

           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15.   COUNTERPARTS

           This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16.   NON-WAIVER

           The Executive's or the Company's failure to immediately insist upon strict compliance with any provision of this Agreement, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of


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such provision or right or any other provision or right of this Agreement.

     17.   TERM OF AGREEMENT

           Unless there shall have occurred a Change of Control prior to such date, this Agreement shall expire three (3) years after the date hereof.

     IN WITNESS WHEREOF, the Company and Executive have executed this Change of Control Agreement as of the date first above written.

                                           COMPANY

                                LAURENTIAN CAPITAL CORPORATION

                                By   /s/ ROBERT T. RAKICH
                                     --------------------

                                Its  PRESIDENT & CEO
                                     --------------------

                                           EXECUTIVE

                                /s/ BERNHARD M. KOCH
                                -------------------------
                                    BERNHARD M. KOCH


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